Exhibit 28(j) under Form N-1A

Exhibit 23 under Item 601/Reg. S-K

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 80 to the Registration Statement (Form N-1A, No. 2-91776) of Federated Hermes International Series, Inc. (formerly, Federated International Series, Inc.) and to the incorporation by reference of our report, dated January 25, 2021 on Federated Hermes Global Total Return Bond Fund (formerly, Federated Global Total Return Bond Fund) (the sole portfolio within Federated Hermes International Series, Inc. (formerly, Federated International Series, Inc.)) included in the Annual Shareholder Report for the fiscal year ended November 30, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

January 25, 2021